UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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COHU, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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COHU

12367 Crosthwaite Circle

Poway, California 92064-6817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 15, 2013

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders of Cohu, Inc. (“Cohu”) will be held at the Cohu corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 on Wednesday, May 15, 2013, at 8:00 a.m. Pacific Time, for the following purposes:

1.	To elect two directors, for a term of three years.

2.	Advisory vote to approve named executive officer compensation.

3.	To ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2013.

4.	To act upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

Only stockholders of record of Cohu as of the close of business on March 22, 2013 will be entitled to vote at the meeting.

The holders of a majority of the outstanding shares of voting stock of Cohu entitled to vote at the meeting must be represented in person or by proxy to constitute a quorum for the Meeting, and therefore all stockholders are urged either to attend the meeting in person or to vote by proxy.

A complete list of the stockholders of record entitled to vote at the Meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, will be available at Cohu’s corporate offices, for the examination of any stockholder during normal business hours for a period of ten days immediately prior to the meeting.

Please sign, date and return the enclosed proxy in the envelope enclosed for your convenience. Alternatively, stockholders may vote by telephone or electronically via the internet. Please refer to the instructions included with the proxy for additional details. If you attend the meeting you may revoke your proxy and vote in person. You may also revoke your proxy by delivering a written notice to the Secretary of Cohu, or by submitting another duly signed proxy bearing a later date.

By Order of the Board of Directors,

Jeffrey D. Jones
Secretary

Poway, California

April 15, 2013

YOUR VOTE IS IMPORTANT

IN ORDER TO INSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET.

Cohu, Inc.

12367 Crosthwaite Circle

Poway, California 92064-6817

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation (“Cohu” or the “Company”), of your proxy for use at the Annual Meeting of Stockholders to be held on Wednesday, May 15, 2013, at 8:00 a.m. Pacific Time at the Cohu corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 (the “Meeting”). This proxy statement, the accompanying proxy card and the Cohu 2012 Annual Report are being mailed to all stockholders on or about April 15, 2013.

On March 22, 2013 the record date fixed by our Board of Directors (hereinafter sometimes referred to as the “Board”), Cohu had outstanding 24,707,931 shares of Common Stock. Only stockholders of record as of the close of business on March 22, 2013 will be entitled to vote at the Meeting and any adjournment thereof.

Voting Procedures

As a stockholder of Cohu, you have a right to vote on certain business matters affecting Cohu. This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of two Class 3 directors recommended by the board of directors, an advisory vote on executive compensation and ratification of the appointment of the Company’s independent registered public accounting firm. Each share of Cohu’s Common Stock you own entitles you to one vote for each proposal. For the election of directors, stockholders may cumulate their votes as described below.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the Meeting. Your shares will be voted in accordance with the instructions you indicate. If you are a stockholder of record and return a signed proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the named nominees for director, FOR the advisory vote to approve executive compensation, FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2013, and in the discretion of the proxies (as defined below) as to other matters that may properly come before the Meeting.

Voting by Mail. By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting. In this way, your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting. If you plan to attend the Meeting and vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. If you wish to vote such shares at the Meeting, you will need to bring with you to the Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. In order to do this, you must:

•	enter a new vote over the Internet, by telephone or by signing and returning another proxy card bearing a later date;

•	provide written notice of the revocation to Cohu’s Secretary; or

•	attend the Meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, March 22, 2013, must be present in order to hold the Meeting and to conduct business. Your shares are counted as being present at the Meeting if you appear in person at the Meeting or if you vote your shares over the Internet, by telephone or by submitting a properly executed proxy card. Proxies marked as abstaining on any matter and broker non-votes (as described below) will be counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

For Proposal No. 1, the nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominee for election as a director or you may “withhold” your vote. In the election of directors, stockholders may, as provided for in the Cohu Amended and Restated Certificate of Incorporation, cumulate their votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are normally entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit. A stockholder may not cumulate his or her votes for a candidate unless a stockholder has given notice at the Meeting (whether by proxy or in person) prior to the voting, of his or her intention to cumulate his or her votes. If any stockholder gives such notice, all stockholders may then cumulate their votes. Management of Cohu is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.

The affirmative vote of a majority of Cohu common shares cast at the Meeting, in person or by proxy, is required for approval of Proposal No. 2 and Proposal No. 3, as described herein. If you return a proxy card that withholds your vote or abstains from voting on a proposal, your shares will be counted as present for the purpose of determining a quorum, but will not be counted in the vote on that proposal.

Broker Non-Votes

Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 3). Your broker will not have discretion to vote on any of the other matters, which are “non-routine” matters, absent direction from you. Accordingly, shares subject to a broker “non-vote” will not be considered entitled to vote with respect to these proposals, and will not affect the outcome. We encourage you to provide instructions to your broker regarding the voting of your shares.

Abstentions

Abstentions will have no effect on the election of directors (Proposal No.1). Abstentions will be treated as being present and entitled to vote on the approval of the advisory vote on executive compensation (Proposal No. 2) and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 3) and, therefore, will have the effect of votes against these proposals.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Such information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.cohu.com. Voting results will also be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days of the Meeting. After the reports are filed, you may obtain a copy by:

•	visiting our website at www.cohu.com;

•	contacting our Investor Relations department at 858-848-8100; or

•	viewing our Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

Cohu will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Cohu’s officers, directors and regular employees will not receive additional compensation for such proxy solicitation services. Cohu has not engaged an outside solicitor in connection with this proxy solicitation. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

********************************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2013

This Proxy Statement and Cohu’s Fiscal Year 2012 Annual Report are both available at www.proxydocs.com/cohu.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Cohu Amended and Restated Certificate of Incorporation divides the directors into three classes whose terms expire at successive annual meetings over a period of three years. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the Meeting, two Class 3 directors are to be elected for a term expiring in 2016. The shares represented by proxies in the accompanying form will be voted by the proxy holders for the election of the nominees named below. In the event the election of directors is to be by cumulative voting, the proxy holders will vote the shares represented by proxies in such proportions as the proxy holders see fit. Should the nominee decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors. There is no family relationship between the nominees, other directors or any of Cohu’s named executive officers.

The following paragraphs provide information as of the date of this proxy statement about each member of our Board, including the nominees. The information presented includes information the director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies on which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that each nominee should serve as a director, we also believe that our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Cohu and our Board.

Required Vote

The nominees receiving the highest number of votes cast will be elected as Director. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the nominees named below.

Directors Whose Terms Expire in 2016 (if elected) - Class 3

Name	Age	Principal Occupation	Director Since
James A. Donahue	64	Chairman, President and Chief Executive Officer of Cohu since March 12, 2010; President and Chief Executive Officer of Cohu from June, 2000 to March 2010; President and Chief Operating Officer of Cohu from October, 1999 to June, 2000; President of Delta Design, Inc., a wholly owned subsidiary of Cohu from May, 1983 to December, 2010. Mr. Donahue served as a director of Standard Microsystems Corporation (SMSC) from 2003 until its purchase by Microchip Technology Management Co. in August 2012. We believe Mr. Donahue’s qualifications to sit on our Board of Directors include his more than thirty years of executive experience in the semiconductor equipment industry and broad knowledge of business development and strategy, corporate governance and operations.	1999

Steven J. Bilodeau	54	Retired Chairman, President and Chief Executive Officer of SMSC, a semiconductor manufacturer, from 1999 until October, 2008. Mr. Bilodeau served as the Non-Executive Chairman of SMSC until its purchase by Microchip Technology Management Co. in August 2012. Mr. Bilodeau also previously served as a director of NuHorizons Electronic Corp, Conexant Systems, Inc. and Gennum Corporation. We believe Mr. Bilodeau’s qualifications to sit on our Board of Directors include his 25 years of executive experience in the high technology and semiconductor industries and his knowledge of international operations, business strategy and corporate governance.	2009

INFORMATION CONCERNING OTHER DIRECTORS NOT STANDING FOR ELECTION

Directors Whose Term Expires in 2014 - Class 1

Name	Age	Principal Occupation	Director Since
Robert L. Ciardella	60	Cofounder and retired President of Asymtek (a subsidiary of Nordson Corporation) from 1983 until 2006. Asymtek designs, develops, manufactures and sells semiconductor and circuit board assembly equipment. We believe Mr. Ciardella’s qualifications to sit on our Board of Directors include his more than 20 years of executive experience in the semiconductor equipment industry, including his knowledge of operations, product development and business strategy. Mr. Ciardella was appointed Lead Independent Director of the Board on March 12, 2010.	2003

William E. Bendush	64	Retired Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation (AMCC), a communications semiconductor company from 1999 to 2003. Mr. Bendush has been a Director of Microsemi Corp. since 2003 and was a Director of Conexant Systems, Inc. We believe Mr. Bendush’s qualifications to sit on our Board of Directors include his executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Bendush qualifies as an “audit committee financial expert” under SEC guidelines.	2011

Directors Whose Terms Expire in 2015 - Class 2

Name	Age	Principal Occupation	Director Since
Harry L. Casari	76	Retired Partner, Ernst & Young LLP. Mr. Casari is also a director of SPY Inc. (formerly Orange 21) (since 2004). We believe Mr. Casari’s qualifications to sit on our Board of Directors include his background in public accounting, auditing and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Casari qualifies as an “audit committee financial expert” under SEC guidelines.	1995

Harold Harrigian	78	Retired Partner and Director of Corporate Finance, Crowell, Weedon & Co., a provider of financial services. Mr. Harrigian is also a former partner, Arthur Young & Company (predecessor of Ernst & Young LLP). We believe Mr. Harrigian’s qualifications to sit on our Board of Directors include his knowledge and experience with financial accounting matters, finance, capital structure and his years of experience providing strategic advisory services to complex organizations. Mr. Harrigian qualifies as an “audit committee financial expert” under SEC guidelines.	1998

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

At last year’s Meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders. At our 2012 Annual Meeting, our stockholders overwhelmingly approved the proposal, with more than 95% of the vote cast voting in favor of the proposal. This year we are again asking our stockholders to vote “For” the compensation of our named executive officers as disclosed in this Proxy Statement.

Compensation Program and Philosophy

As described under the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	pay for performance;

•	to attract, motivate and retain talented executive officers;

•	to motivate progress toward Company-wide financial and personal objectives while balancing rewards for short-term and long-term performance; and

•	to align the interests of our executive officers with those of stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 17 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

Required Vote

A majority of the votes cast is required to approve Proposal No. 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed pursuant to the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company’s 2013 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors recommends that you vote “FOR” approval, on an advisory basis, of the resolution on executive compensation.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 28, 2013. Ernst & Young LLP served as Cohu’s independent registered public accounting firm for the fiscal year ended December 29, 2012 and also provided certain tax and other audit-related services. See “Principal Accounting Fees and Services” on page 16. Representatives of Ernst & Young LLP are expected to attend the Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends that the stockholders approve the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 28, 2013. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

Required Vote

A majority of the votes cast is required to approve Proposal No. 3 If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 28, 2013.

BOARD OF DIRECTORS AND COMMITTEES

Director Independence

Cohu has adopted standards for director independence pursuant to NASDAQ listing standards and SEC rules. An “independent director” means a person other than an officer or employee of Cohu or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Cohu within the last three years.

The Board has considered relationships, transactions and/or arrangements with each of the directors, and has concluded that none of the non-employee directors has any relationships with Cohu that would impair his independence. The Board has determined that each member of the Board, other than Mr. Donahue, is an independent director under applicable NASDAQ listing standards and SEC rules. Mr. Donahue is an employee of Cohu and, as such, he did not meet the independence standards. In addition, the Board has also determined that:

•

all directors who serve on the Audit, Compensation and Nominating and Governance committees are independent under applicable NASDAQ listing standards, Internal Revenue Code requirements and SEC rules, and

•

all members of the Audit and Compensation Committee meet the additional independence requirement that they do not directly or indirectly receive compensation from Cohu other than their compensation as directors.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has six directors and the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Governance. The membership during 2012 and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on Cohu’s website at www.cohu.com/investors/corporategovernance. During 2012, the Board held fourteen meetings. Each director attended at least 75% of all Board and applicable committee meetings. Directors are encouraged to attend annual meetings of Cohu stockholders. All of our directors attended the last annual meeting of stockholders held on May 9, 2012.

The Cohu, Inc. Corporate Governance Guidelines provide that if the Chairman of the Board and Chief Executive Officer are the same person, the Cohu Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors.

The table below breaks down current committee membership for each committee and each director.

Name of Director	Audit	Compensation	Nominating and Governance

Independent Directors:
William E. Bendush	Chair	X
Steven J. Bilodeau	X	X	Chair
Harry L. Casari	X	Chair
Robert L. Ciardella (1)	X		X
Harold Harrigian	X		X

Other Director:
James A. Donahue

Number of Meetings in 2012	7	10	2

(1)	Lead Independent Director

Audit Committee

Cohu has a separately designated standing Audit Committee established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and approves the fees of Cohu’s independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews Cohu’s disclosure controls and procedures, internal controls, including such controls over financial reporting, information security policies and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on Cohu’s financial statements. The Audit Committee works closely with management as well as Cohu’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Cohu for, outside legal, accounting or other advisors as the Audit Committee deems necessary in order to carry out its duties.

The report of the Audit Committee is included herein on page 16 and the charter of the Audit Committee is available at www.cohu.com/investors/corporategovernance.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of Cohu’s executives and directors and, among other things, reviews and discusses the “Compensation Discussion and Analysis” with management, and produces an annual compensation committee report for inclusion in Cohu’s proxy statement; provides general oversight of Cohu’s compensation structure, including Cohu’s equity compensation plans and benefits programs; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, participating in the evaluation of the performance and determining the compensation of executive officers, including equity awards, in accordance with those objectives; approving employment agreements for executive officers; approving and amending Cohu’s equity and non-equity incentive compensation and related performance goals and measures and stock-related programs (subject to stockholder approval, if required); approving any changes to non-equity based benefit plans involving a material financial commitment by Cohu; recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The report of the Compensation Committee is included herein on page 26. The charter of the Compensation Committee is available at www.cohu.com/investors/corporategovernance.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board candidates to be nominated for election as directors at Cohu’s annual meeting consistent with criteria the Committee deems appropriate, as approved by the Board; develops Cohu’s Corporate Governance Guidelines for approval by the Board, and reviews and recommends updates to such Guidelines, as appropriate; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; identifies best practices; and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annual assessment of the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Compensation Committee and the Lead Independent Director, provides input to the performance evaluation of the Chairman of the Board and CEO; reviewing and recommending proposed changes to Cohu’s charter or Bylaws and Board committee charters; periodically assessing and recommending action with respect to stockholder rights plans or other stockholder protections; recommending Board committee assignments; reviewing and approving any employee director or executive officer standing for election for outside for-profit boards of directors; reviewing governance-related stockholder proposals and recommending Board responses; overseeing the evaluation of the Board and management and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. The Chairman of the Nominating and Governance Committee receives communications directed to non-employee directors.

The charter of the Nominating and Governance Committee is available at ww.cohu.com/investors/corporategovernance.

Board Leadership Structure, Risk Oversight

Board Leadership Structure

Our Board is currently comprised of five independent directors and one employee director. Our corporate governance principles provide that the Board will fill the Chairman and Chief Executive Officer positions based upon the Board’s view of what is in Cohu’s best interests at any point in time. Given his long tenure with and status within Cohu, our Board believes Mr. Donahue possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing Cohu and we believe he is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. We also believe his combined role enables decisive leadership, ensures clear accountability, and enhances Cohu’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees, and customers. Our Board believes that Mr. Donahue’s service as both Chairman and Chief Executive Officer, in combination with Mr. Ciardella’s service as Lead Independent Director, is in the best interests of Cohu and its stockholders.

The Cohu, Inc. Corporate Governance Guidelines provide that if the Chairman of the Board and Chief Executive Officer are the same person, the Cohu Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

The specific responsibilities of the Lead Independent Director include presiding at executive sessions of directors and at board meetings where the Chairman is not present, calling meetings of Independent Directors, serving as a liaison between the independent directors and the Chairman/CEO and performing such other duties and responsibilities as the Board may determine.

Risk Oversight

Our Board oversees our risk management process. The Board focuses on general risk management strategy, the most significant risks facing Cohu, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. Cohu’s management is responsible for day-to-day risk management. This responsibility includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

Cohu, Inc.

12367 Crosthwaite Circle

Poway, CA 92064-6817

In addition, the Bylaws of Cohu permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Cohu’s Bylaws, see “Stockholder Proposals – 2014 Annual Meeting” on page 34.

Director Qualifications

Cohu’s Corporate Governance Guidelines are available at www.cohu.com/investors/corporategovernance and contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee for a position on Cohu’s Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Cohu values and standards. They should have relevant experience at the policy-making level in business, government, education, technology and/or public interest. They should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director will seek to represent the diverse interests of all stockholders.

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. While we do not have a formal diversity policy, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Board and Nominating and Governance Committee takes these qualities into account when considering director nominees.

Executive Sessions

Executive sessions of independent directors, without management present, are held at least three times a year. The sessions may be scheduled or held on an impromptu basis, and are chaired by the Lead Independent Director or in the absence of the Lead Independent Director the Chairman of the Nominating and Governance Committee or another independent director. Any independent director can request that an additional executive session be initiated or scheduled.

Communications with the Board

Individuals may communicate with the Board, including the non-employee directors, by submitting an e-mail to Cohu’s Board at corp@cohu.com or by sending a letter to the Cohu Board of Directors, c/o Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817.

Compensation of Directors

Cash Compensation

Directors who are employees of Cohu do not receive any additional compensation for their services as directors. During fiscal 2012, non-employee directors received an annual retainer, and Board committee Chairs and members received annual fees, all paid quarterly, as set forth below.

Annual Retainer:
Chairman of the Board (non-employee)	$60,000
Other Directors	$40,000
Lead Independent Director	$10,000

Annual Fees for Committee Chairs:
Audit Committee	$16,000
Compensation Committee	$10,000
Nominating and Governance Committee	$8,000

Annual Fees for Other Committee Members:
Audit Committee	$8,000
Compensation Committee	$5,000
Nominating and Governance Committee	$4,000

In addition to the retainers and fees noted above, non-employee directors are reimbursed for out-of-town travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Under the terms and conditions of the 2005 Plan members of the Board may make an annual irrevocable election to defer receipt of all or a portion of their cash-based non-employee director fees (including, as applicable, any annual retainer fee, committee fee and any other compensation payable with respect to their service as a member of the Board). In the event that a director makes such an election, the Company will grant deferred stock units in lieu of cash, with an initial value equal to the deferred cash, which will be settled at a future date through the issuance of Cohu common stock.

Equity Compensation

Non-employee directors participate in the 2005 Plan that provides for grants of non-qualified stock options or other forms of equity compensation to non-employee directors, as authorized by the Board. Cohu’s stock ownership guidelines provide that independent directors should accumulate, over time, a minimum of 10,000 shares of Cohu stock.

On March 21, 2012, the Compensation Committee, after examination of market data, including an analysis prepared by the compensation consulting firm Compensia, recommended and the Board approved the following equity compensation for non-employee directors:

Initial appointment to the Board:
10,000 Stock Options
3,300 Restricted Stock Units (RSUs)

Annual grants:
7,500 Restricted Stock Units (RSUs)

Each RSU represents a contingent right to receive one share of Cohu Common Stock upon vesting. The exercise price for all options granted to non-employee directors is 100% of the fair market value of the shares on the grant date. Assuming continued service on the Board, the stock options and RSUs granted to non-employee directors upon their initial appointment to the Board will vest and become exercisable or shares are issued, as the case may be, in three equal annual installments beginning one year after the date of grant. The annual option and RSU awards vest and become exercisable or shares are issued, as applicable, upon the one-year anniversary of the award. Exercisability of some or all options or RSUs may be accelerated upon a change in control, as defined in the 2005 Plan. The options expire no later than ten years after the date of grant.

On May 9, 2012, 7,500 RSUs were awarded to each of Messrs. Bendush, Bilodeau, Casari, Ciardella and Harrigian. Cohu will issue to each recipient, assuming continued service as a director, shares of Cohu Common Stock at the end of the one-year RSU vesting period.

Medical Benefits

Cohu directors who are retired officers of Cohu and certain other retired Cohu officers and their spouses receive medical benefits consisting of reimbursement of health insurance premiums and other medical costs not covered by insurance. These benefits are not offered to other retired Cohu employees.

2012 DIRECTOR COMPENSATION

The following table provides information on compensation for Cohu’s non-employee directors for fiscal 2012.

						Change in
	Fees Earned or					Pension
	Paid in Cash				Non-Equity	Value and
		Deferred			Incentive	Non-qualified
		in Form of	Stock	Option	Plan	Deferred	All Other
	Paid in	Stock	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	Units ($) (1)	($) (2)	($)	($)	Earnings ($)	($)	Total ($)
William E. Bendush	59,666	—	73,200	—	—	—	—	132,866
Steven J. Bilodeau	—	61,000	73,200	—	—	—	—	134,200
Harry L. Casari	58,000	—	73,200	—	—	—	—	131,200
Robert L. Ciardella	62,000	—	73,200	—	—	—	—	135,200
Harold Harrigian	53,334	—	73,200	—	—	—	—	126,534

(1)	The amounts in this column represent the dollar amount of retainers and fees deferred under the 2005 Plan, at the election of the Director, of 0%, 50% or 100% of such Director’s annual retainers and fees. The deferred amount is credited in the form of deferred stock unit (“DSU”) awards and ultimately payable in shares of Cohu common stock, if the Director ceases to be a Director for any reason, or upon the occurrence of a change in control of Cohu. As of December 29, 2012, Messrs. Bilodeau and Ciardella had 15,235 and 2,579 DSUs, respectively.
(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs granted in fiscal 2012. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 5, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. As of December 31, 2012, Messrs. Bilodeau, Casari, Ciardella and Harrigian each had 7,500 RSUs outstanding and Mr. Bendush had 9,700 RSUs outstanding.

CORPORATE GOVERNANCE

Cohu has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, selection of new directors and director independence. The Guidelines are available, along with other important corporate governance materials, on our website at www.cohu.com/investors/corporategovernance. As the operation of the Board is a dynamic process, the Board regularly reviews new or changing legal and regulatory requirements, evolving best practices and other developments, and the Board may modify the Guidelines, as appropriate, from time to time.

CODE OF BUSINESS CONDUCT AND ETHICS

Cohu has adopted a Code of Business Conduct and Ethics (the “Code”). The Code applies to all of Cohu’s directors and employees including its principal executive officer, principal financial officer and principal accounting officer. The Code, among other things, is designed to promote:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosure in reports and documents that Cohu files with, or submits to, the SEC and in other public communications made by Cohu;

3.	Compliance with applicable governmental laws, rules and regulations;

4.	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

5.	Accountability for adherence to the Code.

The Code is available at www.cohu.com/investors/corporategovernance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Cohu’s Common Stock as of February 11, 2013 by (i) each stockholder who has reported or is known by Cohu to have beneficial ownership of more than 5% of our common stock; (ii) each director of Cohu; (iii) each named executive officer included in the “2012 Summary Compensation Table”; and (iv) all directors and executive officers as a group.

Name and address of beneficial owner	Beneficially owned common stock		Common stock equivalents (1)	Total	Percent of class (2)
DePrince, Race & Zollo, Inc. (3)	2,944,059		—	2,944,059	11.95%
250 Park Ave South, Winter Park, FL 32789

Franklin Resources, Inc. (4)	2,584,804		—	2,584,804	10.49%
One Franklin Parkway, San Mateo, CA 94403

Dimensional Fund Advisors LP (5)	1,913,457		—	1,913,457	7.77%
6300 Bee Cave Road, Austin, TX 78746

BlackRock, Inc. (6)	1,871,435		—	1,871,435	7.60%
40 East 52nd Street, New York, NY 10022

T. Rowe Price Associates, Inc. (7)	1,528,870		—	1,528,870	6.21%
100 E. Pratt Street, Baltimore, MD 21202

Paradigm Capital Management, Inc. (8)	1,560,200		—	1,560,200	6.33%
Nine Elk Street, Albany, NY 12207

The Vanguard Group (9)	1,360,224		—	1,360,224	5.52%
100 Vanguard Blvd. Malvern, PA 19355

Nick Cedrone (10)	1,285,638		—	1,285,638	5.22%
10 Hawthorne Road, Wellesley, MA 02481

William E. Bendush	1,100		3,334	4,434	*

Steven J. Bilodeau	28,535	(11)	20,000	48,535	*
Harry L. Casari	19,600		45,000	64,600	*

Robert L. Ciardella	20,579	(12)	60,000	80,579	*
James A. Donahue	124,487		556,876	681,363	2.70%
Harold Harrigian	30,608		45,000	75,608	*
Jeffrey D. Jones	8,610		71,876	80,486	*
Samer Kabbani	20,130		91,502	111,632	*
James G. McFarlane	27,102		99,626	126,728	*
Luis A. Müller	8,746		64,752	73,498	*
All directors and executive officers as a group (10 persons)	289,497		1,057,966	1,347,463	5.24%

*	Less than 1%
(1)	Shares issuable upon exercise of stock options held by directors and executive officers that were exercisable on or within 60 days of February 11, 2013.
(2)	Computed on the basis of 24,639,179 shares of Cohu Common Stock outstanding as of February 11, 2013, plus, with respect to each person holding options to purchase Cohu Common Stock exercisable within 60 days of February 11, 2013, the number of shares of Cohu Common Stock issuable upon exercise thereof.
(3)	According to Schedule 13G filed with the Securities SEC on February 13, 2013, DePrince, Race & Zollo, Inc. reported that it had sole voting and dispositive power with respect to 2,138,634 and 2,944,059 shares, respectively, and no shared voting or dispositive power with respect to these shares.
(4)	According to Schedule 13G filed with the SEC on February 1, 2013, Franklin Resources, Inc. reported that Franklin Advisory Services, LLC had sole voting and dispositive power with respect to 2,439,804 and 2,584,804 shares, respectively, and no shared voting or dispositive power with respect to these shares.
(5)	According to Schedule 13G filed with the SEC on February 11, 2013, Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 1,877,927 and 1,913,457 shares, respectively, and no shared voting or dispositive power with respect to these shares.
(6)	According to Schedule 13G filed with the SEC on February 8, 2013, BlackRock, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 1,871,435 shares and no shared voting or dispositive power with respect to these shares.
(7)	According to Schedule 13G filed with the SEC on February 8, 2013, T. Rowe Price Associates, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 1,521,070 and 1,528,870 shares, respectively, and no shared voting or dispositive power with respect to these shares.
(8)	According to Schedule 13G filed with the SEC on February 12, 2013, Paradigm Capital Management, Inc. reported that it had sole voting and dispositive power with respect to 1,560,200 shares and no shared voting or dispositive power with respect to these shares.
(9)	According to Schedule 13G filed with the SEC on February 12, 2013, The Vanguard Group reported that it had sole voting and dispositive power with respect to 35,140 and 1,326,784 shares, respectively. In addition, it reported it had no shared voting power and shared dispositive power with respect to 33,440 shares.
(10)	According to Schedule 13G filed with the SEC on February 8, 2013, Nick Cedrone reported that he had sole voting and dispositive power with respect to 1,285,638 shares and no shared voting or dispositive power with respect to these shares.
(11)	Includes 15,235 deferred stock unit awards issued pursuant to the 2005 Plan.
(12)	Includes 2,579 deferred stock unit awards issued pursuant to the 2005 Plan.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Cohu specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board of Directors is composed of five independent directors, as defined in the NASDAQ listing standards, and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are William E. Bendush (Chairman), Steven J. Bilodeau, Harry L. Casari, Robert L. Ciardella and Harold Harrigian.

Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. The Audit Committee manages Cohu’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Cohu for such advice and assistance.

Cohu’s management has primary responsibility for preparing Cohu’s financial statements and Cohu’s financial reporting process. Cohu’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on (i) the conformity of Cohu’s audited financial statements with accounting principles generally accepted in the United States, and (ii) the effectiveness of Cohu’s internal control over financial reporting.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cohu’s Annual Report on Form 10-K for the year ended December 29, 2012 and Cohu’s effectiveness of internal control over financial reporting, together and separately, with management and the independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed pursuant to standards of the Public Company Accounting Oversight Board.

Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence, and satisfied itself as to Ernst & Young’s independence.

Summary

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management, and the reports of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Cohu’s Annual Report on Form 10-K for the year ended December 29, 2012, for filing with the Securities and Exchange Commission.

The Audit Committee appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2013 and recommends to stockholders that they ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2013.

This report is submitted by the Audit Committee.

William E. Bendush (Chairman)      Steven J. Bilodeau      Harry L. Casari      Robert L. Ciardella      Harold Harrigian

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees billed to Cohu for the audit and other services provided by Ernst & Young LLP for the years ended December 29, 2012 and December 31, 2011.

(in thousands)	2012	2011
Audit Fees (1)	$889	$879
Audit-Related Fees (2)	—	—
Tax Fees:
Tax Compliance (3)	18	20
Tax Planning and Advice (4)	413	27

	431	47
All Other Fees	—	—

Total	$1,320	$926

The Audit Committee has established pre-approval policies and procedures concerning the engagement of Cohu’s independent registered public accounting firm to perform any services. These policies require that all services rendered by Cohu’s independent registered public accounting firm be pre-approved by the Audit Committee within specified, budgeted fee amounts. In addition to the approval of all audit fees in 2012 and 2011, 100% of the non-audit fees were pre-approved by the Audit Committee.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Cohu’s independent registered public accounting firm with associated fees up to a maximum of $10,000 for any one such service, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)	Audit fees represent fees for professional services provided in connection with the audit of Cohu’s financial statements and review of Cohu’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of Cohu’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-related fees include accounting consultation services related to business acquisitions and divestitures and other attestation services. No fees for such services were billed for 2012 or 2011.
(3)	Tax compliance fees consisted primarily of assistance with (i) review or preparation of Cohu’s federal, state and foreign tax returns and (ii) tax return examinations.
(4)	Increase in tax planning and advice due primarily to services provided in conjunction with the acquisition of Ismeca Semiconductor Holding SA.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Executive Summary and Compensation Philosophy

Cohu’s 2012 operating plan reflected lower sales and non-GAAP operating income than in 2011. Attaining these financial results in what was predicted to be a difficult market, combined with certain management objectives, formed the basis for determining incentive bonuses in 2012. Continuing global macro-economic weakness and uncertainty during 2012 slowed the worldwide demand for semiconductors and semiconductor equipment. As a result, Cohu’s sales decreased 28% to $221.2 million, compared to $309.0 million in 2011 and generated an operating loss of $14.1 million in 2012 compared to operating income of $17.3 million in 2011. We generally fell short of our plan for sales and operating income and achieved some, but not all, of the management objectives and, as a result, the incentive bonuses earned by our named executive officers were generally lower in 2012 than in 2011.

We continued to operate the business prudently to achieve optimal financial results under challenging conditions in the global economy and semiconductor equipment industry. We also managed our equity compensation program conservatively, with a “burn” rate (burn rate is the number of equity awards granted as a percentage of our total outstanding shares) over the last three fiscal years that is below the mean for our peer group.

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our most senior officers for fiscal year 2012, and how we use our compensation program to drive performance. This CD&A discusses how we set the challenging performance goals that apply to annual incentive bonuses. We believe that our actions in fiscal 2012 and in prior years show that we have closely linked pay to performance.

Cohu’s compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance stockholder value; and (3) support Cohu’s core values and culture by promoting internal equity and external competitiveness. To meet these objectives, Cohu has adopted the following overriding policies:

•	Pay compensation that is competitive with the practices of other leading high technology companies; and

•	Pay for performance by:

—	setting challenging performance goals for our officers, and providing a short-term incentive through an incentive compensation plan that is based upon achievement of these goals; and

—

providing long-term, significant equity incentives in the form of a combination of restricted stock units (“RSUs”), performance share units (“PSUs”) and/or stock options in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

The above policies guide the Compensation Committee (the “Committee”) in assessing the proper allocation between long-term compensation, current cash compensation and short-term incentive compensation. Other considerations include Cohu’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends and regulatory requirements.

In determining the particular elements of compensation that will be used to implement Cohu’s overall compensation policies, the Committee takes into consideration a number of factors related to Cohu’s performance, such as Cohu’s earnings per share, profitability, revenue growth and business-unit-specific operational and financial performance, strategic initiatives as well as competitive practices among our peer group.

Cohu’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors, as determined in accordance with applicable NASDAQ, SEC and Internal Revenue Code (the “Code”) rules.

Throughout this CD&A, the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2012, as well as the other individuals who are included in the “2012 Summary Compensation Table” below are referred to as the “named executive officers”.

Role of Compensation Consultant in Advising the Committee

The Committee has the authority to engage independent advisors to assist in carrying out its responsibilities and has done so. Compensia, an independent compensation consulting firm, has advised the Committee on various aspects of executive and director compensation, including base salaries and annual and long-term incentives. It has been the Committee’s practice to have Compensia develop a comprehensive executive compensation study in alternating years, and update in interim years only if dictated by changing conditions. Therefore, the role of Compensia for fiscal 2012 was limited to discussions with the Committee regarding clarification to past equity data prepared by Compensia, advice on the equity compensation for certain newly hired positions and the Committee’s compliance requirements. Total fees and expenses paid to Compensia in 2012 were $540.

Compensia reports to the Committee rather than to management, although they met with management for purposes of gathering information on proposals that management made to the Committee. The Committee is free to replace Compensia or hire additional consultants at any time. Compensia does not provide any other services to Cohu and receives compensation only with respect to the services provided to the Committee.

Role of Management in Setting Compensation

The Committee, on occasion, meets with Cohu’s President and Chief Executive Officer, Mr. Donahue, and/or other of Cohu’s executives to obtain information and recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management makes recommendations to the Committee on the base salary, cash incentive targets and equity compensation for the executive team and other employees. The Committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation. The Committee has changed several of management’s compensation proposals in recent years and periodically seeks input from its independent compensation consultant or data from other independent sources prior to making any final determinations.

Mr. Donahue attends some of the Committee’s meetings, but the Committee also holds regular executive sessions not attended by any members of management or non-independent directors. The Committee discusses Mr. Donahue’s compensation package with him, but makes decisions with respect to Mr. Donahue’s compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Committee has authorized Mr. Donahue to make salary adjustments and short-term cash incentive (bonus) decisions for all employees other than the named executive officers. The Committee has not delegated any of its authority with respect to the compensation of named executive officers.

Role of Advisory Vote on Compensation of our Named Executive Officers

We provide our stockholders with the opportunity to cast an annual advisory vote to approve the compensation of our named executive officers. At our annual meeting of stockholders held in May 2012, a substantial majority (95%) of the votes cast on the proposal at that meeting voted in favor of the proposal. The Committee believes this affirms stockholders’ support of Cohu’s approach to executive compensation, and the Committee did not implement changes as a direct result of the vote. The Committee will continue to consider the outcome of the annual advisory vote to approve compensation when making future compensation decisions for the named executive officers.

Elements of Compensation

There are six major elements that comprise Cohu’s compensation program: (i) base salary; (ii) annual incentive opportunities, including bonuses; (iii) long-term incentives, such as equity awards; (iv) deferred compensation benefits; (v) retirement benefits provided under a 401(k) plan; and (vi) executive perquisites and other benefit programs generally available to all employees. Cohu has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. Cohu believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Committee reviews the compensation program on an annual basis, including each of the above elements, other than deferred compensation and retirement benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Committee takes into consideration the compensation package as a whole, and each element individually, and the executive’s past and expected future contributions to our business. With the exception of Mr. Donahue and Mr. Jones, Cohu’s Vice President, Finance and Chief Financial Officer, Cohu does not have an employment or severance agreement with its named executive officers. Messrs. Donahue’s and Jones’ agreements are discussed below under the section entitled “Potential Payments Upon Termination Or Change In Control.”

Base Salary and Annual Incentive Opportunities

Cohu makes base salaries and incentive bonuses a significant portion of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Annual incentive bonus objectives are structured in order to motivate the achievement of our business goals. The Committee determines each officer’s target total annual cash compensation (salary and bonuses) after reviewing comparable compensation information from a group of similarly sized technology companies. This “peer group” is selected based on recommendations from our independent compensation consultant with input from management and the Committee and includes a broad range of companies in the semiconductor equipment industry with whom Cohu may compete for executive talent.

The peer group used in the last comparable compensation analysis that was prepared in September, 2011 by Compensia consisted of the following companies:

Advanced Energy Industries	LTX - Credence
Amtech	Mattson Technology
ATMI	Nanometrics
Axcelis Technologies	Photronics
Brooks Automation	Rudolph Technologies
Cabot Microelectronics	Tessera Technologies
Cymer	Ultra Clean Holdings
Electro Scientific Industries	Ultratech
FormFactor	Verigy
Kulicke & Soffa

Data on the compensation practices of the above-mentioned peer group is generally gathered through searches of publicly available information, including publicly available databases. Peer group data is gathered with respect to base salary, bonus targets and all equity awards (including stock options, restricted stock and RSUs and long-term, cash-based awards). It does not include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage.

Cohu’s goal is to target base pay and total cash compensation near the median level (that is, generally in the range of 80% to 120% of the 50th percentile) among its peer group. However, in determining base salary, the Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his position with Cohu, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally. Base pay and target cash compensation are analyzed by management to determine variances to our compensation targets using the combination of publicly available information and survey data as described above. Mr. Donahue uses the market data in making his recommendations to the Committee for the named executive officers.

In January, 2013 the Committee, based on the recommendation of Mr. Donahue and a review of market salary data, approved an increase in Mr. Müller’s base salary from $310,000 to $360,000 in recognition of his expanded responsibilities as President, Cohu Semiconductor Equipment Group resulting from the acquisition of Ismeca in December, 2012, and also approved an increase in Mr. Kabbani’s base salary from $250,000 to $260,000 subsequent to his promotion to President, Delta Design Systems. Additionally, Mr. Donahue recommended, and the Committee approved, base salary increases for Mr. Jones from $240,000 to $255,000, and Mr. McFarlane from $230,000 to $237,000.

Effective February 4, 2013, the annual base salaries of the named executive officers are as follows:

Named Executive Officer	2012 Salary	2013 Salary
James A. Donahue	$505,003	$525,000
Jeffrey D. Jones	$240,011	$255,000
Samer Kabbani	$250,000	$260,000
James G. McFarlane	$230,006	$237,000
Luis A. Müller	$310,000	$360,000

Payment of bonus amounts, and therefore total cash compensation, depends on the achievement of specified performance goals. Typically, achievement of the targeted goals would result in total cash compensation at or near the targeted 50th percentile of Cohu’s peer group, which the Committee believes is an appropriate range to enable Cohu to attract and retain key personnel and to motivate our executives to meet Cohu’s business goals. As a result, the bonuses are targeted at a level that if achieved, and when combined with base salary, would typically result in total cash compensation to the executive at or near the 50th percentile of Cohu’s peer companies. For fiscal 2012, Mr. Donahue made recommendations to the Committee with respect to target bonus amounts, expressed as a percentage of base salary, for each of the named executive officers. The recommended target bonus amounts were approved by the Committee as proposed.

Executive Incentive Bonus Plan

Cohu maintains an annual incentive bonus program for senior executives to encourage and award achievement of Cohu’s business goals and to assist Cohu in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation. Based on these and the objectives described above, the Committee developed and approved specific performance targets for use during fiscal 2012 under our stockholder-approved 2005 Plan, in which certain of our named executive officers listed in the 2012 Summary Compensation Table participated during fiscal 2012. The 2005 Plan covers both cash and equity related compensation paid to officers and directors.

Incentive bonuses are paid under the 2005 Plan only if the performance goals established by the Committee for the fiscal year are achieved. The Committee establishes a bonus formula that is applied to the achieved performance. The bonus formula is based on the anticipated difficulty and relative importance of achieving the performance goals. Accordingly, the bonuses paid, if any, for any given fiscal year will vary depending on actual performance. To help achieve Cohu’s goal of retaining key talent, an executive must remain an employee for the entire fiscal 2012 year in order to be eligible for any bonus under the 2005 Plan that relates to fiscal 2012. To the extent necessary to comply with Section 162(m) of the Code, the Committee does not have discretion to increase bonuses under the 2005 Plan, but retains the discretion to decrease bonuses paid even if the performance goals are achieved.

Historically, bonuses have been payable in cash unless the executive has elected to defer all or part of the bonus into the Cohu, Inc. Deferred Compensation Plan.

The Committee can choose a range of performance measures as specified in the 2005 Plan. Bonuses paid under the 2005 Plan are designed to reward progress toward and achievement of the performance goals. For fiscal 2012, the Committee determined that it would be appropriate to choose different performance measures for different executives. For fiscal 2012, the Committee chose three primary measures each weighted at one-third (1/3): (1) sales; (2) non-GAAP operating income; and (3) certain other management objectives, which included, among other things, customer orders, business development, operating and financial performance and new products. Mr. Donahue’s fiscal 2012 performance measures were weighted at: 25% sales; 25% non-GAAP operating income; and 50% certain other management objectives. For Mr. Donahue and Mr. Jones, the sales and non-GAAP operating income target was based on Cohu’s consolidated results, and for the other named executive officers the sales and non-GAAP operating income target was for Cohu’s primary business, Delta Design, with the exception of Mr. Müller whose sales and non-GAAP operating income target was Cohu’s semiconductor equipment group, which was comprised of both Delta Design and Rasco GmbH.

In addition, to further motivate executives to help Cohu achieve its goals in light of anticipated business conditions, the Committee determined that for the 2/3 portion of the bonus related to sales and non-GAAP operating income, no amount would be paid under the 2005 Plan for fiscal 2012 unless such sales and non-GAAP operating income were at least 85% and 70% of fiscal 2012 plan targeted sales and non-GAAP operating income, respectively. To ensure that the bonuses serve the objective of increasing stockholder value and because the Committee wanted to pay maximum bonuses only upon achievement of aggressive targets, the Committee determined that the maximum bonus for any officer would be payable only if actual performance significantly exceeded our targeted operating results. The Committee intentionally set a high bar, which required very strong performance to earn a maximum bonus under the 2005 Plan. Accordingly, to further reward executives for achievement of Cohu’s overall goals, if the actual 2012 results exceeded the targeted sales and operating income amounts, the portion of the bonus related to these factors would increase up to a maximum factor of 50%.

The following table reflects the fiscal 2012 target bonus amount and the range of the potential bonus, as a percentage of base salary, for which each named executive officer was eligible under the executive incentive bonus plan for fiscal 2012:

Named Executive Officer	Target 2012 Bonus	Range of Potential Fiscal 2012 Bonus
James A. Donahue	100%	Zero to 125%
Jeffrey D. Jones	60%	Zero to 80%
Samer Kabbani	50%	Zero to 67%
James G. McFarlane	50%	Zero to 67%
Luis A. Müller	70%	Zero to 93%

Annual base salaries were used to compute the fiscal 2012 incentive bonus. The 2005 Plan provides that no performance bonus may exceed $1 million in any fiscal year. As noted above, we target total compensation generally at or near the 50th percentile of our peer group companies. As a result, the target bonuses are generally determined such that the combination of the bonus and base salary meet this targeted percentile.

The following table describes the applicable performance measures (including relative weightings) under the executive incentive bonus plan for fiscal 2012.

Named Executive Officer	Fiscal 2012 Performance Measures (and Relative Weightings)
James A. Donahue	(1)	Achieve Cohu sales and non-GAAP operating income objective (weighted at 50%);

	(2)	Achieve objectives relating to strategic alternatives to increase shareholder value (weighted at 50%).

Jeffrey D. Jones	(1)	Achieve Cohu sales and non-GAAP operating income objective (weighted at 2/3);

	(2)	Achieve objectives including (a) implementation of a new ERP system, and (b) tax optimization strategy (weighted at 1/3).

Samer Kabbani	(1)	Achieve Delta sales and non-GAAP operating income objective (weighted at 2/3);

	(2)	Achieve objectives relating to (a) product development, (b) customer expansion, and (c) other operational objectives for Delta Design (weighted at 1/3).

James G. McFarlane	(1)	Achieve Delta Design sales and non-GAAP operating income objective (weighted at 2/3);

	(2)	Achieve objectives relating to (a) establishing handler manufacturing capabilities in the Philippines, and (b) manufacturing efficiency (weighted at 1/3).

Luis A. Müller	(1)	Achieve Delta Design and Rasco sales and non-GAAP operating income objective (weighted at 2/3);

	(2)	Achieve objectives relating to (a) product development, (b) establishing handler manufacturing capabilities in the Philippines, and (c) other operational objectives for Delta Design and Rasco (weighted at 1/3).

The performance measures and their respective weightings for fiscal 2012 were chosen to reflect the named executive officer’s roles and responsibilities at Cohu. The Committee determined that goals for Cohu’s sales and operating income were appropriate for both Mr. Donahue and Mr. Jones because these measures and the other performance measures applicable to them reflect the company-wide scope of the positions held by them. The performance measures that applied to Messrs. McFarlane and Kabbani included strategic and financial objectives for the Delta Design business unit, and the performance measures that applied to Mr. Müller included strategic and financial objectives for Cohu’s semiconductor equipment group which consisted of Delta Design and Rasco. The Committee determined that business unit-specific measures were more appropriate for these officers as they provided closer correlation between the executive’s performance and his reward as opposed to performance measures based on company-wide performance.

Likelihood of Achieving Targets. Cohu did not undertake a detailed statistical analysis of how difficult it would be for Cohu, Delta Design, Rasco and the named executive officers to achieve the relevant target levels of performance for each performance measure. However, both the Committee and management considered the likelihood of the achievement of target levels of performance when recommending and approving the performance measures and target bonuses. At the time the performance measures were set, the Committee believed that the goals would be challenging and difficult, but achievable under normal business conditions with significant effort and skill. For fiscal 2012, it was expected that the target levels of performance would be particularly difficult to achieve because it would require delivery of results in challenging market conditions, adroitly executing Cohu’s strategy, the development and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment.

Following the end of fiscal 2012, the Committee compared Cohu’s actual performance to the targeted performance for the year as specified by the Committee in early fiscal 2012, and applied the fiscal 2012 bonus formula under the 2005 Plan to this actual performance. In fiscal 2012, Delta Design exceeded the performance target for sales, Cohu was slightly below the performance target for sales and Rasco’s results were well below the targets for sales performance. Cohu and Rasco were also below their non-GAAP operating income performance targets while Delta Design exceeded its targets. Certain of the management objectives specified by the Committee were met during fiscal 2012. Additionally, based on individual contributions during fiscal 2012 not reflected in the management objectives, the Committee approved a discretionary bonus in addition to amounts earned under the bonus formula described above of $25,000 each for Messrs. Jones and Müller in recognition of their extensive work on the acquisition of Ismeca Semiconductor Holding SA (“Ismeca”). Bonuses paid to our named executive officers under the 2005 Plan for fiscal 2012 were:

Named Executive Officer	Target Bonus	Bonus Earned	Percentage of Fiscal 2012 Salary	Percentage Below Target Bonus
James A. Donahue	$505,000	$252,500	50%	50%
Jeffrey D. Jones	$144,000	$69,592	29%	52%
Samer Kabbani	$125,000	$84,534	34%	32%
James G. McFarlane	$115,000	$73,171	32%	36%
Luis A. Müller	$217,000	$136,222	44%	37%

Changes to Bonus Structure for Fiscal 2013 In March 2013, the Committee set the bonus formula and performance goals that will be used to determine bonuses, if any, under the 2005 Plan for fiscal 2013, which differ from the fiscal 2012 goals and formula. Whether any bonuses will be paid depends on actual performance during fiscal 2013 versus the predetermined goals. The target bonus for fiscal 2013, if all goals are met, was determined by the Committee for each individual. Mr. Donahue’s target bonus is 100% of base salary; Mr. Jones’ target bonus is 60% of base salary; and Mr. McFarlane’s target bonus is 50% of base salary. Mr. Müller’s target bonus was increased to 75% of base salary in recognition of his increased responsibilities resulting from the acquisition of Ismeca and Mr. Kabbani’s target bonus was increased to 55% of base salary subsequent to his promotion to President, Delta Design Systems.

Long-Term Incentive Compensation

Cohu provides long-term incentive compensation through awards of stock options, RSUs and PSUs that generally vest over multiple years. Cohu’s equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value over both the short and long run. The equity compensation program is also designed to encourage our officers to remain employed with Cohu despite a very competitive labor market. Cohu targets the value of its equity awards to be in the 50th percentile of the peer group mentioned above, based on the information gathered from publicly available sources.

Equity-based incentives are granted to our officers under Cohu’s stockholder-approved 2005 Plan. All stock option grants have a per share exercise price equal to the fair market value of Cohu’s Common Stock on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Cohu Common Stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a three or four-year period, the value to recipients of any immediate increase in the price of Cohu’s Common Stock following a grant will be minimized.

Our Committee regularly monitors the environment in which Cohu operates and makes changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. In March 2012, based in part upon a review of Compensia’s 2011 report and recommendations, the Committee determined that it was in the shareholders’ interest to increase the performance basis of the executive long-term incentive program and approved the addition of performance-based restricted share units (PSUs) for issuance beginning in fiscal 2012.

Cohu grants stock options because they can be an effective tool for meeting Cohu’s compensation goal of increasing long-term stockholder value by tying the value of the stock options to Cohu’s performance in the future. Employees are able to profit from stock options only if the price of Cohu’s Common Stock increases in value over the stock option’s exercise price. Cohu believes that options can provide effective incentives to option holders to achieve increases in the value of Cohu’s Common Stock.

In 2006, Cohu began granting RSUs because they provide a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Cohu’s Common Stock. RSUs may also be efficient with respect to the use of our equity plan’s share reserve because fewer RSU shares are needed to provide a retention and incentive value similar to stock options. In granting options and RSUs, the Committee generally uses a ratio of one RSU (resulting in the potential issuance of one share of Cohu Common Stock) to stock options to purchase three shares of Cohu Common Stock.

PSU grants may be provided to named executive officers and certain other Cohu executives. The Committee believes that the combination of time-based and performance based stock units provides a balance between awards of high incentive value (in the form of PSUs which will only vest if corporate performance criteria and service requirements are met) and awards that provide high retention value (in the form of time-based RSUs with continued service requirements).

For purposes of determining the total number of options, RSUs and PSUs to be granted, the Committee considers several factors including the level of accounting expense charged against Cohu earnings compared to other companies in Cohu’s peer group; the market data collected regarding the equity grant ranges for Cohu’s peer group and Cohu’s goal to award grants in line with the 50th percentile of this group and; the officer’s overall responsibilities and performance. The 2005 Plan provides the Committee with the discretion to determine whether grants in a particular year will be options, RSUs, PSUs or a combination thereof.

On March 6, 2012, the Committee issued PSUs to named executive officers with the following equally weighted, independent performance metrics and earned award levels:

Performance to Sales Target	0 - <85%	85 - <100%	100-130%	130	%+
PSU Award Level	none	85 - <100%	100-150%	150%
Performance to Non-GAAP Operating Income Target	0 - <50%	50 - <150%	150-200%	200	%+
PSU Award Level	none	100%	100-150%	150%

Following the end of fiscal 2012, the Committee compared Cohu’s actual performance to the targeted performance for the year as specified by the Committee in early fiscal 2012, and applied the fiscal 2012 PSU formula to this actual performance. In fiscal 2012, Delta Design exceeded the performance target for sales, Cohu was slightly below the performance target for sales and Rasco’s results were well below the targets for sales performance. Cohu and Rasco were also below their non-GAAP operating income performance targets while Delta Design exceeded its targets.

PSUs awarded to our named executive officers under the 2005 Plan for fiscal 2012 were:

		PSU Award % Achieved		# PSUs Awarded
Named Executive Officer	2012 PSUs Granted	Sales	Non-GAAP Operating Income	Sales	Non-GAAP Operating Income	Total # PSUs Awarded	# PSUs Awarded of % of Grant
James A. Donahue	33,640	87%	0%	14,631	0	14,631	43%
Jeffrey D. Jones	13,013	87%	0%	5,660	0	5,660	43%
Samer Kabbani	8,979	104%	150%	4,651	6,734	11,385	127%
James G. McFarlane	7,765	104%	150%	4,023	5,824	9,847	127%
Luis A. Müller	22,022	94%	100%	10,386	11,011	21,397	97%

On March 26, 2013 the Committee, based on the 2011 study prepared by Compensia, current market data and the recommendation of Mr. Donahue and in order to maintain Cohu’s outstanding equity awards for the named executive officers at the 50th percentile for their peer group, approved the granting of stock options, RSUs and PSUs to our named executive officers. The Committee determined the total dollar value of the equity grant and applied the ratio of 30% stock options, 40% RSUs and 30% PSUs to determine the actual number of units granted. The stock options to purchase shares of Cohu common stock have an exercise price of $9.44, the fair market value of Cohu common stock on the date of grant. Consistent with other employee equity awards, these stock options and RSUs vest at the rate of 25% per year. PSUs have a one-year performance period after which the number of PSUs earned is determined. Once the number of earned PSUs are determined (if any) pursuant to the applicable performance vesting conditions, thereafter such number of earned PSUs vest at the rate of 33.3% per year from their award date until fully vested three (3) years thereafter.

The March 26, 2013 grants to our named executive officers were as follows:

Named Executive Officer	Number of Options Granted	Number of Shares of Restricted Stock Units Granted	Number of Shares of Performance Stock Units Granted
James A. Donahue	99,376	52,005	38,028
Jeffrey D. Jones	38,442	20,117	14,710
Samer Kabbani	26,524	13,881	10,150
James G. McFarlane	22,940	12,005	8,778
Luis A. Müller	65,056	34,045	24,895

PSUs granted to the named executive officers on March 26, 2013 are earned according to the following performance criteria set by the Committee from the approved 2013 Operating Plan. The equally weighted, independent performance metrics and earned award levels for fiscal 2013 are:

Performance to Sales Target	0 - 85%	85 - <100%	100-130%	130	%+
PSU Award Level	none	85 - <100%	100-150%	150%
Performance to Non-GAAP Operating Income Target	0 - <70%	70 - <150%	150%+
PSU Award Level	none	70 - <150%	150%

The Committee periodically assesses the appropriateness of stock ownership guidelines for executive officers, including whether and to what extent executives should be restricted from selling stock acquired through equity compensation. Currently, Cohu’s stock ownership guidelines, that were revised on March 26, 2013, provide that, over the five year period commencing with their appointment or employment as an Executive Officer, (i) the chief executive officer should accumulate a minimum of 40,000 shares of Cohu stock and (ii) all other executive officers 10,000 shares of Cohu stock. Cohu Executive Officers should not sell any Cohu shares until these ownership guidelines are met and once met subsequent sales, if any, should not reduce their Cohu stock ownership below these minimum guideline amounts. Vested “phantom” and deferred but unissued shares are included as shares owned for these stock ownership guidelines. The Committee monitors compliance with these stock ownership guidelines.

Deferred Compensation Plan

Cohu maintains a non-qualified deferred compensation plan, the Cohu, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, Cohu’s executive officers or other employees designated by the Committee may elect to voluntarily defer up to 25% of their base salary and/or up to 100% of their incentive bonus, thereby allowing the participating employee to defer taxation on such amounts.

Cohu may match participant contributions to the Deferred Compensation Plan on up to 4% of the participant’s annual salary in excess of the specified annual compensation limit allowed under the Code for contributions under our 401(k) plan. The annual limit, which is indexed, was $250,000 for 2012. The Cohu matching contributions and any deemed investment earnings attributable to these contributions will be 100% vested when the participant has two years of service with Cohu. Prior to that time, such amounts are unvested. Participant contributions and deemed investment earnings are 100% vested at all times. Due to the continuing uncertainty regarding business conditions in the semiconductor equipment industry, Cohu did not match any participant contributions to the Deferred Compensation Plan made for fiscal 2012. For additional information on the Deferred Compensation Plan see “2012 Nonqualified Deferred Compensation” included below.

Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits

The Cohu Employees’ Retirement Plan, a tax qualified 401(k) plan (the “401(k) Plan”), was implemented on January 1, 1978. The majority of Cohu’s employees, including the named executive officers, who are at least 21 years of age, are eligible to enroll in the 401(k) Plan. The participant may contribute a percentage of his or her annual compensation subject to maximum annual contribution limitations. Cohu may match participant contributions not to exceed specified annual limits. The amounts contributed by Cohu are vested 10% after one year of participation, another 20% after two years, another 20% after three years and an additional 50% after 4 years. In January 2009, Cohu suspended the employer matching contribution under the 401(k) Plan for all employees due to the continuing global recession and resulting deterioration of business conditions in the semiconductor equipment industry. The employer matching contribution was reinstated effective January 1, 2011 at the rate of 50% of the first 3% of employee pre-tax contributions to the plan. Generally, the maximum annual amount that any participant could contribute to the 401(k) Plan in 2012 was $17,000 and the maximum employer matching contribution based on the 2012 Code compensation limitation of $250,000 was $3,750.

In fiscal 2012, the named executive officers were eligible to receive health care insurance coverage and additional benefits that are generally available to other Cohu employees. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

Commencing in 1989, Cohu began paying certain health care related costs of Cohu’s executive officers and certain retired Board members, including insurance premiums and non-insurance covered costs, such as prescription copays and other health care costs. In fiscal 2012, Cohu paid for Mr. Donahue (i) the entire cost of his health care premiums and (ii) his out-of-pocket medical costs, such as prescription copays and other non-insurance covered health care costs. These medical benefits continue after retirement if certain length of service and age requirements are satisfied at the time of retirement. In fiscal 2012, Cohu also provided Messrs. Donahue, Jones, McFarlane and Müller with automobile expense allowances.

The 401(k) Plan and other generally available benefit programs allow Cohu to remain competitive for employee talent and Cohu believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Cohu. The main objectives of Cohu’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

On an informal, annual basis, Cohu benchmarks its overall benefits programs against its peers with data provided by Mercer, our health and welfare benefits broker of record and by Retirement Benefits Group our independent 401(k) consultants. We also evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group members by analyzing the dollar value to an employee and the dollar cost to Cohu for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

In 2012, Cohu provided certain benefits to Mr. McFarlane related to an extended overseas assignment. This assignment was made at the request of Cohu. These benefits, that are generally customary benefits provided to other employees on such assignments, included (i) housing, transportation, moving and other living expense allowances; and (ii) assistance in preparation of tax returns and tax equalization such that Mr. McFarlane will not pay any more (or less) income tax had he not accepted the assignment.

Compensation of Chief Executive Officer

During fiscal 2012, Mr. Donahue received a salary of $505,003 which had not been increased since 2008. In setting Mr. Donahue’s salary and target bonus award, the Committee relies on market-competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences Cohu’s overall performance. The Committee also considers the overall compensation policies discussed above. On January 19, 2013, the Committee increased Mr. Donahue’s salary to $525,000. As explained under “Executive Incentive Bonus Plan” above, applying the bonus formula put into place at the beginning of fiscal 2012 to Cohu’s actual performance for the year a resulted in a bonus to Mr. Donahue of $252,500.

Mr. Donahue’s compensation is higher than the compensation of other named executive officers due to the nature and broad scope of a chief executive officer’s leadership responsibilities, the unique accountability a chief executive officer carries with respect to the company’s performance, and the particularly competitive market for attracting and retaining highly talented chief executive officers.

Accounting and Tax Considerations

In designing its compensation programs, Cohu takes into consideration the accounting and tax effect that each element will or may have on Cohu and the executive officers and other employees as a group. Cohu aims to keep the expense related to its compensation programs as a whole within certain levels. When determining how to apportion between differing elements of compensation, the goal is to meet Cohu’s objectives while maintaining cost neutrality. For instance, if Cohu increases benefits under one program resulting in higher compensation expense, Cohu may seek to decrease costs under another program in order to avoid compensation expense that is above the desired level. As a further example, in determining whether to grant RSUs or PSUs instead of stock options, Cohu considers the accounting impact and has tried to keep the overall equity compensation cost generally the same as when Cohu granted only stock options. Cohu recognizes a charge to earnings for accounting purposes when either stock options, RSUs or PSUs are granted. Since RSUs and PSUs provide immediate value to employees once vested, while the value of stock options is dependent on future increases in the value of Cohu Common Stock, Cohu may be able to realize the same retention value from a smaller number of RSUs and PSUs, as compared to stock options. Cohu also considers that the 401(k) Plan and the Deferred Compensation Plan provide tax-advantaged retirement planning vehicles for our executives and takes into account that Cohu generally may not take a deduction with respect to amounts deferred under the Deferred Compensation Plan until such amounts are paid out.

In addition, Cohu has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Cohu that exceeds certain limits, and that Cohu or its successor could lose a deduction on the amounts subject to the additional tax.

In determining which elements of compensation are to be paid, and how they are weighted, Cohu also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Code. Under Section 162(m), Cohu generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). The 2005 Plan permits our Committee to pay compensation that is “performance-based” and thus fully tax-deductible by Cohu. Our Committee currently intends to continue seeking a tax deduction for all of Cohu’s executive compensation, to the extent we determine it is in the best interests of Cohu. The stock options and PSUs we grant to executives are intended to qualify as performance-based compensation under Section 162(m). However, RSUs that vest based on continued employment including the RSUs granted by Cohu do not qualify as performance-based compensation under Section 162(m).

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2012. Based on such review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Cohu’s Proxy Statement for its 2013 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Harry L. Casari (Chairman) William E. Bendush Steven J. Bilodeau

2012 SUMMARY COMPENSATION TABLE

The following table shows compensation information for fiscal 2012 for the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6) (7) (8)	Total ($)

James A. Donahue	2012	505,003	—	776,296	342,848	252,500	—	32,538	1,909,185
Chairman, President and Chief Executive Officer	2011	505,003	50,000	—	—	294,526	—	49,369	898,898
	2010	505,003	—	416,234	514,493	498,680	—	41,222	1,975,632

Jeffrey D. Jones	2012	240,011	25,000	300,299	132,627	69,592	—	10,617	778,146
Vice President, Finance and Chief Financial Officer	2011 2010	240,011 225,014	— —	— 112,350	— 128,963	115,700 133,310	— —	9,266 6,272	364,977 605,909

Samer Kabbani (9)	2012	250,000	—	207,205	91,508	84,534	—	10,053	643,300
President, Delta Design Systems

James G. McFarlane	2012	230,006	—	179,192	79,140	73,171	—	123,182	684,691
President, Delta Design Kit Operations	2011	230,006	—	—	—	121,149	—	131,514	482,669
	2010	218,504	30,000	101,654	115,388	75,389	—	118,455	659,390

Luis A. Müller (10)	2012	310,000	25,000	508,197	224,441	136,222	—	13,022	1,216,882
President, Cohu Semiconductor Equipment Group	2011	298,047	—	155,407	181,413	202,618	—	42,685	880,170

(1)	Amounts included in this column represent discretionary cash bonuses not based on predetermined performance criteria.
(2)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs granted in fiscal 2012, 2011 and 2010. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 5, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC. The derived grant fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full.
(3)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of option awards granted in fiscal 2012, 2011 and 2010. The assumptions used to calculate the grant date fair value of the option awards are set forth in Note 5, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC. The derived grant fair value for the stock options is recognized, for financial statement purposes, over the number of days of service required for the option to vest in full.
(4)	Amounts consist of performance-based incentive cash bonuses received by the named executive officers earned for services rendered in fiscal 2012, 2011 and 2010. Such amounts were paid under the 2005 Plan in February of the following fiscal year.
(5)	There are no nonqualified deferred compensation earnings reflected in this column as no named executive officer received above-market or preferential earnings on such compensation during 2012, 2011 and 2010. For further information on 2012 activity in deferred compensation accounts for named executive officers see “2012 Nonqualified Deferred Compensation” included below.
(6)	The amounts shown in this column reflect the following for each named executive officer:

(a)	Cohu’s matching contributions in fiscal 2012 under the Cohu 401(k) Plan (which is more fully described elsewhere herein under the heading “Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits”). There were no matching contributions in fiscal 2010.
(b)	The value attributable to life insurance benefits provided by Cohu (such amount is taxable to the recipient).
(c)	Monthly automobile expense allowance paid by Cohu (such amount is taxable to the recipient).
(d)	Payment of medical insurance premiums and non-covered medical expenses for Mr. Donahue.

Except as noted above, the amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by such named executive officer.

(7)	In addition to the items noted in footnote (6) above, the amount in this column for Mr. McFarlane includes certain relocation benefits, including an estimated tax gross-up, for a foreign assignment. In fiscal 2012, these benefits included a living expense allowance of $41,250, $38,653 for a home rental and $28,000 for tax equalization. In fiscal 2011, these benefits included a living expense allowance of $45,000, $41,673 for a home rental and $30,000 for estimated tax equalization. In fiscal 2010, these benefits included a living expense allowance of $45,000, $33,266 for a home rental and $27,000 for estimated tax equalization.

(8)	In addition to the items noted in footnote (6) above, in fiscal 2011 the amount in this column for Mr. Müller includes certain relocation benefits totaling $25,525.
(9)	Mr. Kabbani became a named executive officer in January 2012.
(10)	Mr. Müller became a named executive officer in January 2011.

2012 GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal 2012, which ended on December 29, 2012. The option and stock awards identified in the table below are also reported in the “Outstanding Equity Awards at December 29, 2012” table included below.

	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

James A. Donahue	3/6/2012	—	—	—	—	—	—	79,561	87,323	10.58	1,119,144
	N/A	0	505,000	631,000	—	—	—	—	—	—	—

Jeffrey D. Jones	3/6/2012	—	—	—	—	—	—	30,777	33,780	10.58	432,926
	N/A	0	144,000	192,000	—	—	—	—	—	—	—

Samer Kabbani	3/6/2012	—	—	—	—	—	—	21,236	23,307	10.58	298,713
	N/A	0	125,000	168,000	—	—	—	—	—	—	—

James G. McFarlane	3/6/2012	—	—	—	—	—	—	18,365	20,157	10.58	258,332
	N/A	0	115,000	154,000	—	—	—	—	—	—	—

Luis A. Müller	3/6/2012	—	—	—	—	—	—	52,084	57,165	10.58	732,638
	N/A	0	217,000	288,000	—	—	—	—	—	—	—

(1)	Amounts shown are estimated possible payouts for fiscal 2012 under the executive incentive bonus plan. These amounts are based on the individual’s fiscal 2012 base salary amounts, and position. The maximum amount shown is 133% of the target amount for each of the named executive officers. Actual bonuses received by the named executive officers for fiscal 2012 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	The Company did not grant any equity awards where estimated future payouts are tied to performance in fiscal 2012.
(3)	The amounts reflect the number of RSUs awarded to each named executive officer under the 2005 Plan.
(4)	The amounts reflect the number of stock options awarded to each named executive officer under the 2005 Plan.
(5)	The exercise price of all stock options granted to the named executive officers is 100% of the fair market value of the shares on the grant date, which is the closing price of Cohu common stock on the date of grant.
(6)	The amounts shown above are the grant date fair value for stock options issued in fiscal 2012. The assumptions used to calculate the grant date fair value of the awards are set forth in Note 5, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 29, 2012, filed with the SEC.

OUTSTANDING EQUITY AWARDS AT DECEMBER 29, 2012

The following table shows all outstanding equity awards held by each named executive officer at the end of fiscal 2012, which ended on December 29, 2012. The options with an expiration date of March 6, 2022 are also reported in the “2012 Grants of Plan-Based Awards” table included elsewhere herein.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

James A. Donahue	70,000	—	—	14.27	1/28/2013	—	—	—	—
	70,000	—	—	17.50	4/19/2014	—	—	—	—
	110,000	—	—	16.89	1/6/2015	—	—	—	—
	62,750	—	—	16.40	8/17/2016	—	—	—	—
	52,750	—	—	15.50	12/4/2017	—	—	—	—
	144,000	48,000	—	7.32	3/20/2019	—	—	—	—
	47,376	47,374	—	13.77	10/26/2020	16,208	168,077	—	—
	—	87,323	—	10.58	3/6/2022	79,561	825,048	—	—

Jeffrey D. Jones	8,750	—	—	16.40	8/17/2016	—	—	—	—
	13,750	—	—	15.50	12/4/2017	—	—	—	—
	37,500	12,500	—	7.32	3/20/2019	—	—	—	—
	11,876	11,874	—	13.77	10/26/2020	4,374	45,358	—	—
	—	33,780	—	10.58	3/6/2022	30,777	319,157	—	—

Samer Kabbani	1,250	—	—	18.35	12/11/2013	—	—	—	—
	11,250	—	—	15.04	10/27/2014	—	—	—	—
	11,250	—	—	16.40	8/17/2016	—	—	—	—
	11,500	—	—	15.50	12/4/2017	—	—	—	—
	33,750	11,250	—	7.32	3/20/2019	—	—	—	—
	10,626	10,624	—	13.77	10/26/2020	3,958	41,044	—	—
	5,938	17,812	—	15.85	1/10/2021	6,562	68,048	—	—
	—	23,307	—	10.58	3/6/2022	21,236	220,217	—	—

James G. McFarlane	15,000	—	—	18.35	12/11/2013	—	—	—	—
	15,000	—	—	15.04	10/27/2014	—	—	—	—
	13,750	—	—	16.40	8/17/2016	—	—	—	—
	11,500	—	—	15.50	12/4/2017	—	—	—	—
	33,750	11,250	—	7.32	3/20/2019	—	—	—	—
	10,626	10,624	—	13.77	10/26/2020	3,958	41,044	—	—
	—	20,157	—	10.58	3/6/2022	18,365	190,445

Luis A. Müller	8,750	—	—	16.40	8/17/2016	—	—	—	—
	7,250	—	—	15.50	12/4/2017	—	—	—	—
	22,500	11,250	—	7.32	3/20/2019	—	—	—	—
	11,876	11,874	—	13.77	10/26/2020	4,374	45,358	—	—
	7,188	21,562	—	15.85	1/10/2021	7,812	81,010	—	—
	—	57,165	—	10.58	3/6/2022	52,084	540,111	—	—

(1)	All stock options listed above vest at a rate of 25% per year over the first four years of the ten-year option term.
(2)	The Company had no unvested performance-based equity incentive awards as of December 29, 2012.
(3)	Based on a closing price of Cohu’s Common Stock of $10.37 as reported on the NASDAQ Global Select Market on December 28, 2012. All RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant.

2012 OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards vested and the value realized upon vesting by the named executive officers during fiscal 2012 which ended on December 29, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting ($) (2)	Value Realized on Vesting ($) (3)
James A. Donahue	—	—	8,104	71,639
Jeffrey D. Jones	—	—	2,188	19,342
Samer Kabbani	—	—	4,167	43,772
James G. McFarlane	—	—	1,979	17,494
Luis A. Müller	—	—	4,792	50,616

(1)	Based on the difference between the market price of Cohu’s common stock on the date of exercise and the exercise price, multiplied by the number of shares for which the option was exercised.
(2)	Number of shares acquired on vesting is before reduction for shares withheld to cover tax withholding. Cohu withheld the following number of shares for tax withholding: Mr. Donahue, 2,973 shares; Mr. Jones, 803 shares; Mr. Kabbani, 1,643 shares; Mr. McFarlane, 726 shares and Mr. Müller, 1,894 shares.
(3)	The value realized equals the number of units that vested multiplied by the per-share closing price of Cohu’s Common Stock on the vesting date. Amounts presented are gross amounts before required tax withholding.

2012 NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan, as summarized in the Compensation Discussion and Analysis above, permits eligible participants to defer compensation from salary and bonuses. The Deferred Compensation Plan limits the amount of participant deferrals to 25% of salary and 100% of bonuses. Cohu also makes matching contributions as summarized in the Compensation Discussion and Analysis.

Participant and employer contributions, distributions and deemed investment earnings and losses are accumulated in individual deferral investment accounts as established by the Deferred Compensation Plan. The deemed investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. The table below shows the current investment options selected by participants in the Deferred Compensation plan and the annual rate of return for fiscal 2012, as reported by the administrator of the Deferred Compensation Plan.

Name of Fund	Rate of Return (%)
T. Rowe Price Large Cap Growth	18.14
Jennison Growth Portfolio	8.83
Fidelity VIP Equity-Income	16.49
Met/Artisan Mid Cap Value	11.08
Morgan Stanley Mid Cap Growth	8.79
T. Rowe Price Small Cap Growth	15.36
MFS Research International	16.16

Participants may elect to receive payment of their deferral account in ten or fifteen annual installments upon retirement and in lump sum or five, ten or fifteen annual installments upon disability, death, termination or change in control, as defined in the Deferred Compensation Plan.

The following table shows certain information for fiscal 2012 for the named executive officers under the Deferred Compensation Plan.

Name	Executive Contributions In Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
James A. Donahue	—	—	203,977	—	1,819,703
Jeffrey D. Jones	—	—	—	—	—
Samer Kabbani	—	—	—	—	—
James G. McFarlane	—	—	—	—	—
Luis A. Müller	—	—	—	—	—

(1)	Neither Cohu nor any participant made any contributions in fiscal 2012.
(2)	Aggregate earnings reflect the net gains and losses on mutual fund investment options as provided for under the Cohu Deferred Compensation Plan. These amounts are not included in the 2012 Summary Compensation Table as such amounts are not deemed above-market or preferential earnings.
(3)	The aggregate balance is included in accrued compensation and benefits in the Cohu December 29, 2012 Consolidated Balance Sheet included in the 2012 Cohu Annual Report on Form 10-K.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to equity awards under Cohu’s equity compensation plans at December 29, 2012 (in thousands, except per share amounts):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c) (3)
Equity compensation plans approved by security holders	3,857	$12.62	2,417
Equity compensation plans not approved by security holders	—	—	—

	3,857	$12.62	2,417

(1)	Includes options, restricted stock units (RSUs) and performance stock units (PSUs) outstanding under Cohu’s equity incentive plans, as no stock warrants or other rights were outstanding as of December 29, 2012.
(2)	The weighted average exercise price of outstanding options, warrants and rights does not take RSUs and PSUs into account as RSUs and PSUs have a de minimus purchase price.
(3)	Includes 485,542 shares of common stock reserved for future issuance under the Cohu 1997 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee’s members have, at any time, been an officer or employee of Cohu. During fiscal 2012, no member of the Compensation Committee had any relationship with Cohu requiring disclosure under Item 404 of Regulation S-K. None of Cohu’s executive officers serves, or in fiscal 2012 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cohu’s Board or Compensation Committee.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Cohu has entered into Change in Control Agreements with Mr. Donahue and Mr. Jones pursuant to which those executives would be entitled to a payment in the event of a termination of employment for specified reasons following a change in control of Cohu. For this purpose, a change in control of Cohu means the occurrence of any of the following, in one or a series of related transactions:

(i) Any one person, or more than one person acting as a group (“Person”) acquires ownership of the Company’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the Company’s then outstanding stock.

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) The closing of any transaction involving a change in ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

A transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”).

Termination of employment for purposes of these agreements means a discharge of the executive within twenty-four (24) months of the change in control event, other than for specified causes including death, disability, wrongful acts, habitual intoxication, habitual neglect of duties or normal retirement. Termination also includes resignation following the occurrence of an adverse change in the executive’s position, duties, compensation or work conditions. The amount of the payment, excluding any payment for accrued and unused vacation pay that would be paid to any employee upon termination, is an amount equal to twenty-four (24) months of the executive’s base salary rate (as in effect immediately prior to (1) the Change in Control, or (2) executive’s termination, whichever is greater), an amount equal to two times the executive’s target annual incentive established for the year prior to the year of executive’s termination of employment, plus an amount equal to a pro-rated portion of the executive’s annual incentive for the year of the executive’s termination of employment. The executive would also be entitled to receive reimbursement of payments made for the continuation of the executive’s health coverage pursuant to COBRA, for a period of up to twenty-four (24) months. The payment of such severance benefits, including the reimbursement of payments for COBRA continuation coverage, is limited to that amount which would not result in an “Excess Parachute Payment” under Code Section 280G. The amounts payable under their Change in Control Agreements may change from year to year based on the executive’s compensation at the time of termination.

In addition, all outstanding and unvested awards relating to Cohu common stock as of the executive’s date of termination of employment (“Equity Awards”) will vest and be exercisable and remain subject to the terms and conditions of the applicable Equity Award and the post-termination exercise period for any outstanding stock options shall be extended so as to terminate on the first to occur of twelve (12) months or the stock option’s original term expiration.

Additionally, the 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control.

Further, the Deferred Compensation Plan provides that payment of the participant’s account balance shall commence within thirty (30) days of a change in control, as defined in the Deferred Compensation Plan. The payment of the deferred compensation account balance would be in accordance with the payment method selected by the participant (i.e. lump sum, or five, ten or fifteen annual installments).

In the event of the occurrence of both a Change in Control and the subsequent termination of employment (as applicable) as of December 29, 2012 following a change in control, the amounts payable to certain executive officers would have been as follows:

Name	Total ($)	Severance ($) (1)	Annual Bonus ($) (1)	Medical Benefits ($) (2)	Stock Options ($) (3)	Restricted Stock Units ($) (4)
James A. Donahue	3,845,531	1,010,006	1,010,000	686,000	146,400	993,125
Jeffrey D. Jones	1,202,527	480,022	288,000	31,865	38,125	364,515
Samer Kabbani	363,622	—	—	—	34,313	329,309
James G. McFarlane	265,802	—	—	—	34,313	231,489
Luis A. Müller	700,792	—	—	—	34,313	666,479

(1)	Reflects the cash severance benefits payable in the event of a qualifying termination under the Change in Control Agreements for Messrs. Donahue and Jones. These amounts are based on the individual’s fiscal 2012 base salary.
(2)	Upon termination as of December 29, 2012, Messrs. Donahue and Jones would have been entitled to receive reimbursement for continued health care benefits pursuant to COBRA for a period of twenty-four (24) months. In addition, Mr. Donahue would have been entitled to receive medical benefits pursuant to the Cohu Retiree Medical Benefit Plan, with the net present value of such benefits for life included in the table above.
(3)	The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for stock options represent the difference between the exercise price of the award and $10.37, the closing price of Cohu’s Common Stock on December 28, 2012 (intrinsic value) of unexercisable in-the-money awards, prior to the payment of associated taxes, held by Messrs. Donahue, Jones, Kabbani, McFarlane and Müller as of December 29, 2012.
(4)	The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for RSUs have been calculated based on the total unvested RSUs and the closing price of Cohu’s Common Stock on December 28, 2012 of $10.37, prior to the payment of associated taxes, held by Messrs. Donahue, Jones, Kabbani, McFarlane and Müller as of December 29, 2012.

Other than as described above, there are no other benefits or payments that would be paid to the named executive officers upon resignation, severance, retirement, termination or a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Cohu’s preference to avoid related party transactions.

Cohu’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Cohu is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Cohu;

•	any person who is known to be the beneficial owner of more than 5% of Cohu’s Common Stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cohu’s Common Stock;

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Cohu’s Code of Business Conduct and Ethics. Under this Code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Cohu’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions will be disclosed in Cohu’s applicable filings with the SEC as required under SEC rules.

Cohu has entered into indemnification agreements with each of its directors and certain executive officers. These agreements require Cohu to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Cohu.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Cohu’s executive officers, directors and persons who own more than 10% of a registered class of Cohu’s equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Cohu with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Cohu believes that during the year ended December 29, 2012 its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

The Board of Directors is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.

STOCKHOLDER PROPOSALS – 2014 ANNUAL MEETING

Stockholders are entitled to present proposals for action, including nominations for candidates for membership on Cohu’s Board of Directors, at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and Cohu’s Bylaws. Any proposals intended to be presented at the 2014 Annual Meeting of Stockholders of Cohu must be received at Cohu’s offices on or before December 15, 2013 in order to be considered for inclusion in Cohu’s proxy statement and form of proxy relating to such meeting.

If a stockholder intends to submit a proposal at the 2014 Annual Meeting of Stockholders of Cohu, which proposal is not intended to be included in Cohu’s proxy statement and form of proxy relating to such Meeting, the stockholder should provide Cohu with appropriate notice no later than December 15, 2013. If Cohu fails to receive notice of the proposal by such date, any such proposal will be considered untimely, Cohu will not be required to provide any information about the nature of the proposal in its proxy statement, and the proposal will not be submitted to the stockholders for approval at the 2014 Annual Meeting of Stockholders of Cohu.

ANNUAL REPORT ON FORM 10-K

Copies of Cohu’s Annual Report on Form 10-K for the year ended December 29, 2012, as filed with the SEC are available to stockholders without charge upon written request addressed to Investor Relations, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064. The Annual Report on Form 10-K is also available at www.cohu.com and www.sec.gov.

By Order of the Board of Directors

Jeffrey D. Jones
Secretary

Poway, California

April 15, 2013

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to May 15, 2013.

COHU, INC.	INTERNET http://www.proxyvoting.com/cohu Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 00000	Fulfillment# 00000

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WHEN PROPERLY EXECUTED WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHELD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS
				2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
Nominees: 01 James A. Donahue 02 Steven J. Bilodeau	☐	☐	☐	3.	Proposal to ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2013.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

						Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, corporate officer or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Cohu, Inc. account online.

Access your Cohu, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Cohu, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2012 Annual Report to Shareholders are available at: http://www.cohu.com

Notice & Access site: www.proxydocs.com/cohu

▼  FOLD AND DETACH HERE  ▼

PROXY

COHU, INC.

Annual Meeting of Stockholders – May 15, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints JAMES A. DONAHUE and JEFFREY D. JONES, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cohu, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 15, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

	WO# 00000	Fulfillment# 00000